EXHIBIT (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

UP TO ALL of the Common Shares of

LIONS GATE ENTERTAINMENT CORP.

for

U.S.$6.50 per Common Share made by

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND

II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, ICAHN

FUND S.À R.L., DAAZI HOLDING B.V., 7508921 CANADA INC. AND RONALD G. ATKEY, IN HIS

CAPACITY AS THE SOLE TRUSTEE OF THE LGE TRUST

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 8:00 P.M. (NEW YORK TIME) ON AUGUST 25,

2010 (THE “EXPIRY TIME”) UNLESS EXTENDED OR WITHDRAWN.

July 20, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, High River Limited Partnership, a limited partnership governed by the laws of Delaware, Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg, Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands, 7508921 Canada Inc., a corporation governed by the laws of Canada, and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust (collectively, the “Offeror”), are offering (the “Offer”) to purchase UP TO ALL of the issued and outstanding Common Shares (the “Lions Gate Shares”) of Lion Gate Entertainment Corp. (“Lions Gate”) at a purchase price of U.S.$6.50 per Lions Gate Share, upon the terms and subject to the conditions set forth in the Offer to Purchase and Circular, dated July 20, 2010, and the related Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery (which, together with any amendments or supplements thereto, collectively, constitute the “Offering Materials”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Lions Gate Shares in your name or in the name of your nominee. Capitalized terms used but not defined in this letter have the meanings set forth in the Offering Materials.

The Offer is subject to certain conditions. The conditions of the Offer are set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for any Lions Gate Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or waived by the Offeror prior to the Expiry Time.

Enclosed herewith for your information and for forwarding to your clients are copies of the following materials:

1.	Offer to Purchase and Circular dated July 20, 2010;

2.	Letter of Acceptance and Transmittal to be used by Shareholders accepting the Offer and depositing Lions Gate Shares;

3.	Notice of Guaranteed Delivery to be used by Shareholders accepting the Offer if Lions Gate Share certificates are not immediately available, if such certificates and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent by the Expiry Time or if the procedures for book-entry transfer cannot be completed on a timely basis, or a facsimile thereof may be used;

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Lions Gate Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to the Depositary.

In order to participate in the Offer, (i) a duly executed and properly completed Letter of Acceptance and Transmittal and any required signature guarantees, or in the case of a book-entry transfer, a Book-Entry Confirmation and, in the case of DTC accounts, a properly completed and duly executed Letter of Acceptance and Transmittal or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal, and any other required documents should be sent to the Depositary or the U.S. Forwarding Agent and (ii) certificates representing the deposited Lions Gate Shares should be delivered to the Depositary or the U.S. Forwarding Agent, or such Lions Gate Shares should be deposited by book-entry transfer into the Depositary’s account, no later than the Expiry Time, all in accordance with the instructions set forth in the Offering Materials.

If Shareholders wish to deposit Lions Gate Shares, but it is impracticable for them to forward their certificates or other required documents to the Depositary or the U.S. Forwarding Agent no later than the Expiry Time, or to comply with the book-entry transfer procedures on a timely basis, a deposit may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The Offeror will not pay any fees or commissions to any broker or dealer or other Person (other than the Depositary, the U.S. Forwarding Agent and the Information Agent) for soliciting deposits of Lions Gate Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 8:00 P.M. (NEW YORK TIME) ON AUGUST 25, 2010, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

Any inquiries you may have with respect to the Offer or requests for additional copies of the enclosed materials may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective offices shown on the last page of the Offer to Purchase and Circular. Additional copies of the enclosed materials will be provided without charge upon request.

Very truly yours,

Icahn Partners        LP Icahn Partners        Master Fund LP        Icahn Partners Master Fund II LP

Icahn Partners Master Fund III LP        High River Limited Partnership

Icahn Fund S.à r.l.        Daazi Holding B.V.        7508921 Canada Inc.

Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED MATERIALS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE OFFEROR, THE DEPOSITARY, THE U.S. FORWARDING AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY MATERIALS OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.